Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES SECOND QUARTER 2017 RESULTS
Transaction with National Surgical Healthcare Progressing as Planned with Third Quarter Close Date

NASHVILLE, Tenn., August 8, 2017 - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the second quarter ended June 30, 2017.

•	Revenues decreased 0.5% compared to second quarter 2016 to $288.4 million

•	Same facility revenue increased 2.0% over second quarter 2016 to $296.5 million

•	Net loss attributable to Surgery Partners was $4.5 million, compared to net income of $2.1 million in the second quarter 2016

•	Adjusted EBITDA was $37.1 million, compared to $46.0 million in the second quarter 2016

•	Diluted EPS of $(0.09) per share compared to $0.04 per share in the second quarter 2016

“We believe that the shift to high quality, outpatient care remains a secular growth driver for Surgery Partners, and our model of partnering with physicians offers an attractive solution for patients and payors,” said Mike Doyle, Chief Executive Officer. “However, like many of our peers, Surgery Partners experienced slower than normal utilization and adverse payor mix during the second quarter of 2017.”
“While we were disappointed with our overall results for the quarter, we were able to continue our record of same facility revenue growth and expansion of higher acuity cases. Unfortunately, the broader industry trend of slower volumes and a shift to less favorable payors created challenges to achieving our financial goals this period. Our performance was hindered by three factors: the slowing of patient volumes, an adverse payor mix and slow improvement of our integrated physician practice acquisition. We believe we will see sequential improvement of these factors through the remainder of the year.”
“In addition, as discussed on previous calls, total revenue reflects the anticipated lapse of a break-even anesthesia contract to an unaffiliated provider. The contract was neutral to EBITDA, but dilutive to revenue by approximately $8.8 million in the second quarter.”
“We remain excited about the prospects for our business and are pleased that the previously announced acquisition of National Surgical Healthcare is progressing as planned. We have secured regulatory approval, finalized financing and expect to close on the transaction during the third quarter. As we continue to build out our network of services, I would like to thank our physicians and employees for their continued dedication to delivering high quality health care.”
As of June 30, 2017, the Company owned or operated 103 surgical facilities primarily in partnership with physicians and, on a select basis, physicians and health systems, in addition to a network of 59 physician practices.
Second Quarter 2017 Results
Total revenues for the second quarter of 2017 decreased 0.5% to $288.4 million from $289.7 million for the second quarter of 2016, which included approximately $8.8 million of revenue from the anesthesia contract. Excluding this contract from both periods, we would have achieved revenue growth of 2.7%. Same facility revenues for the second quarter of 2017 increased 2.0% to $296.5 million from $290.7 million in the same period last year. Same facility revenue per case increased 1.5% and same facility cases increased 0.4%.
For the second quarter of 2017, the Company’s net loss attributable to Surgery Partners was $4.5 million compared to net income of $2.1 million for the same period last year. For the second quarter of 2017, the Company's Adjusted EBITDA was $37.1 million compared to Adjusted EBITDA of $46.0 million for the same period last year.
Year to Date 2017 Results
Total revenues year to date 2017 increased 3.2% to $574.5 million from $556.8 million for the same period last year, which included approximately $17.8 million of revenue from the anesthesia contract. Excluding this contract from both periods, we would have achieved revenue growth of 6.6%. Same facility revenues for year to date 2017 increased 5.0% to $581.4 million from $553.7 million in the same period last year. Results were driven by increased same facility revenue per case of 3.7% and same facility case growth of 1.3%.
For year to date 2017, the Company’s net loss attributable to Surgery Partners was $7.2 million compared to a net loss of $5.1 million for the same period last year. For year to date 2017, the Company's Adjusted EBITDA was $77.2 million compared to Adjusted EBITDA of $84.5 million for the same period last year.
Liquidity
Surgery Partners had cash and cash equivalents of $57.0 million at June 30, 2017 and availability of $55.9 million under its revolving credit facility. Net operating cash flow, including operating cash flow less distributions to non-controlling interests, was $4.0 million for the second quarter of 2017, which reflects approximately $35.0 million of cash interest payments which were not reflected in the prior quarter, along with $2.9 million of merger transaction and integration related costs. The Company’s ratio of total debt to EBITDA at the end of the second quarter of 2017, as calculated under the Company’s credit agreement, was 6.9x.
Full Year 2017 Guidance
For 2017, the Company is modifying the guidance provided on our conference call in March of this year to reflect the recent softness in healthcare utilization and payor mix shift experienced during the quarter. On a standalone basis, the Company now anticipates revenue in the range of $1.18 billion to $1.20 billion and Adjusted EBITDA in the range of $174.0 million to $181.0 million for the full year 2017. Including the partial year impact of NSH, revenue would be in the range of $1.34 billion to $1.36 billion and Adjusted EBITDA in the range of $199.0 million to $207.0 million. This new guidance does not incorporate any smaller, one-off acquisitions this year and assumes that we experience a return to higher demand in the second half of the year, but not to the extent that we forecast previously.
Conference Call Information
Surgery Partners will hold its conference call tomorrow, August 9, 2017 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-407-0792, or for international callers, 1-201-689-8263. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921 or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13667317. The replay will be available until August 23, 2017.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” in our soon to be filed Quarterly Report on form 10-Q for the three months ended June 30, 2017 that may cause actual results to differ materially from those that we expected.

The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: EBITDA and Adjusted EBITDA, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
About Surgery Partners
Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 150 locations in 29 states, including ambulatory surgery centers, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

SURGERY PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$288,353	$289,681	$574,536	$556,755
Operating expenses:
Salaries and benefits	90,022	93,791	179,909	180,677
Supplies	74,084	66,915	145,244	130,577
Professional and medical fees	22,577	20,304	43,702	39,957
Lease expense	13,674	13,074	27,300	25,508
Other operating expenses	16,095	14,768	32,245	28,836
Cost of revenues	216,452	208,852	428,400	405,555
General and administrative expenses(1)	18,655	15,023	34,196	27,220
Depreciation and amortization	11,417	9,702	22,525	19,271
Provision for doubtful accounts	5,788	3,544	11,463	7,417
Income from equity investments	(1,052)	(1,082)	(2,252)	(1,840)
Loss on disposal or impairment of long-lived assets, net	405	1,331	1,601	1,125
Gain on litigation settlement	(3,794)	—	(3,794)	—
Loss on debt refinancing	—	—	—	8,281
Merger transaction and integration costs	2,904	1,325	3,241	4,497
Electronic health records incentive income	(161)	(2)	(302)	(95)
Other expense (income)	—	40	(2)	97
Total operating expenses	250,614	238,733	495,076	471,528
Operating income	37,739	50,948	79,460	85,227
Interest expense, net	(25,600)	(26,235)	(50,782)	(48,388)
Income before income taxes	12,139	24,713	28,678	36,839
Income tax expense	512	2,420	2,629	4,190
Net income	11,627	22,293	26,049	32,649
Less: Net income attributable to non-controlling interests	(16,098)	(20,173)	(33,274)	(37,720)
Net (loss) income attributable to Surgery Partners, Inc.	$(4,471)	$2,120	$(7,225)	$(5,071)

Net (loss) income per share attributable to common stockholders
Basic	$(0.09)	$0.04	$(0.15)	$(0.11)
Diluted (2)	$(0.09)	$0.04	$(0.15)	$(0.11)
Weighted average common shares outstanding
Basic	48,145,729	48,019,652	48,112,909	48,018,228
Diluted (2)	48,145,729	48,129,041	48,112,909	48,018,228
(1) Includes contingent acquisition compensation expense of $1.8 million and $1.5 million for the three months ended June 30, 2017 and 2016, respectively, and $3.8 million and $1.5 million for the six months ended June 30, 2017 and 2016, respectively.

(2) The impact of potentially dilutive securities for the three and six months ended June 30, 2017 and the six months ended June 30, 2016 was not considered because the effect would be anti-dilutive in those periods.

SURGERY PARTNERS, INC.
Unaudited Selected Financial and Operating Data
(Amounts in thousands, except shares and per share amounts)

	June 30, 2017	December 31, 2016

Balance Sheet Data (at period end):
Cash and cash equivalents	$57,034	$69,699
Total current assets	352,311	361,955
Total assets	2,671,487	2,304,958

Current maturities of long-term debt	29,919	27,822
Total current liabilities	186,002	186,725
Long-term debt, less current maturities	1,795,265	1,414,421
Total liabilities	2,179,719	1,799,763

Total Surgery Partners, Inc. stockholders' equity	6,252	9,677
Non-controlling interests-non-redeemable	309,264	314,997
Total stockholders' equity	315,516	324,674

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$21,601	$48,793	$56,471	$74,037
Investing activities	(22,570)	(114,514)	(29,195)	(133,367)
Capital expenditures	(8,752)	(8,546)	(15,102)	(20,350)
Investments in new businesses	(13,888)	(105,968)	(14,163)	(113,017)
Financing activities	2,037	(17,727)	(39,941)	52,996
Distributions to non-controlling interests	(17,579)	(14,849)	(36,841)	(32,362)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Other Data:
Number of surgical facilities as of the end of period	103	103	103	103
Number of consolidated surgical facilities as of the end of period	93	92	93	92
Cases	111,758	107,931	220,587	208,687
Revenue per case	$2,580	$2,684	$2,605	$2,668
Adjusted EBITDA	$37,055	$46,032	$77,162	$84,457
Adjusted EBITDA as a % of revenues	12.9%	15.9%	13.4%	15.2%
Adjusted EPS- Basic	(0.01)	0.16	0.03	0.26
Adjusted EPS- Diluted	(0.01)	0.16	0.03	0.26

SURGERY PARTNERS, INC.
Supplemental Information
(Unaudited, in thousands, except cases and growth rates)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Same-facility Information:
Cases (3)	112,314	111,818	218,300	215,530
Case growth	0.4%	N/A	1.3%	N/A
Revenue per case (3)	$2,640	$2,600	$2,663	$2,569
Revenue per case growth	1.5%	N/A	3.7%	N/A

(3) Same-facility revenues include revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods) along with the revenues from our ancillary services comprised of a diagnostic laboratory, multi-specialty physician practices, urgent care facilities, anesthesia services, optical services and specialty pharmacy services that complement our surgical facilities in our existing markets.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Revenues:
Surgical facility services	$262,810	$263,783	$520,960	$509,453
Ancillary services	22,640	22,503	47,852	40,283
Optical services	2,903	3,395	5,724	7,019
Total revenues	$288,353	$289,681	$574,536	$556,755

Adjusted EBITDA is the primary profit/loss metric reviewed by the CODM in making key business decisions and on allocation of resources. The segment disclosures below provide a reconciliation from adjusted EBITDA back to net income in the reported condensed consolidated financial information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Segment Adjusted EBITDA:
Surgical facility services	$49,946	$54,311	$98,187	$99,971
Ancillary services	429	3,068	4,211	6,568
Optical services	883	849	1,659	1,728
Total segment adjusted EBITDA (4)	$51,258	$58,228	$104,057	$108,267

General and administrative expenses	$(18,655)	$(15,023)	$(34,196)	$(27,220)
Non-cash stock compensation expense	1,435	502	2,069	635
Contingent acquisition compensation expense	1,814	1,530	3,847	1,530
Acquisition related costs	1,203	795	1,385	1,245
Total adjusted EBITDA (4)	$37,055	$46,032	$77,162	$84,457

Net income attributable to non-controlling interests	$16,098	$20,173	$33,274	$37,720
Depreciation and amortization	(11,417)	(9,702)	(22,525)	(19,271)
Interest expense, net	(25,600)	(26,235)	(50,782)	(48,388)
Income tax expense	(512)	(2,420)	(2,629)	(4,190)
Non-cash stock compensation expense	(1,435)	(502)	(2,069)	(635)
Contingent acquisition compensation expense	(1,814)	(1,530)	(3,847)	(1,530)
Merger transaction, integration and practice acquisition costs (5)	(4,137)	(2,192)	(4,728)	(6,108)
Gain on litigation settlement	3,794	—	3,794	—
Loss on disposal or impairment of long-lived assets, net	(405)	(1,331)	(1,601)	(1,125)
Loss on debt refinancing	—	—	—	(8,281)
Total net income	$11,627	$22,293	$26,049	$32,649
(4) The above table reconciles adjusted EBITDA by segment to net income as reflected in the unaudited condensed consolidated statements of operations.
When we use the term “Adjusted EBITDA,” it is referring to net income minus (a) net income attributable to non-controlling interests plus (b) depreciation and amortization, (c) interest expense, net, (d) income tax expense, (e) non-cash stock compensation expense, (f) contingent acquisition compensation expense, (g) merger transaction, integration and practice acquisition costs, (h) gain on litigation, (i) loss on disposal or impairment of long-lived assets and (j) loss on debt refinancing. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. Our operating strategy is to apply a market-based approach in structuring its partnerships with individual market dynamics driving the structure. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations.
We use Adjusted EBITDA as a measure of liquidity. It is included because we believe that it provides investors with additional information about its ability to incur and service debt and make capital expenditures.
Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) This amount includes merger transaction and integration costs of $2.9 million and $1.3 million for the three months ended June 30, 2017 and 2016, respectively, and practice acquisition costs of $1.2 million and $867,000 for the three months ended June 30, 2017 and 2016, respectively.
This amount includes merger transaction and integration costs of $3.2 million and $4.5 million for the six months ended June 30, 2017 and 2016, respectively, and practice acquisition costs of $1.5 million and $1.6 million for the six months ended June 30, 2017 and 2016, respectively.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in thousands)

From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income per share attributable to Surgery Partners, Inc. stockholders as a supplement to its comparable GAAP measure of net income per share attributable to Surgery Partners, Inc. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered a measure of financial performance under GAAP, and the items excluded from adjusted net income per share attributable to Surgery Partners, Inc. stockholders are significant components in understanding and assessing financial performance. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered in isolation or as an alternative to net income per share attributable to Surgery Partners, Inc. stockholders as presented in the consolidated financial statements.
The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net income used to calculate adjusted net income per share attributable to Surgery Partners, Inc. stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Consolidated Statements of Operations Data:
Net Income	$11,627	$22,293	$26,049	$32,649
Less:
Net income attributable to non-controlling interests	16,098	20,173	33,274	37,720
Plus:
Merger transaction, integration and practice acquisition costs	4,137	2,192	4,728	6,108
Non-cash stock compensation expense	1,435	502	2,069	635
Contingent acquisition compensation expense	1,814	1,530	3,847	1,530
Loss on debt refinancing	—	—	—	8,281
Gain on litigation settlement	(3,794)	—	(3,794)	—
Loss on disposal or impairment of long-lived assets, net	405	1,331	1,601	1,125
Adjusted net (loss) income	$(474)	$7,675	$1,226	$12,608

Adjusted net (loss) income per share
Basic	$(0.01)	$0.16	$0.03	$0.26
Diluted(6)	$(0.01)	$0.16	$0.03	$0.26
Weighted average common shares outstanding:
Basic	48,145,729	48,019,652	48,112,909	48,018,228
Diluted(6)	48,145,729	48,129,041	48,302,307	48,118,788

(6) The impact of potentially dilutive securities for the three ended June 30, 2017 was not considered because the effect would be anti-dilutive in the period.

Contact

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com